UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: July 19, 2007

(Date of earliest event reported)

VERIZON COMMUNICATIONS INC.

(Exact name of registrant as specified in its charter)

Delaware	1-8606	23-2259884
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

140 West Street New York, New York	10007
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 395-1000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On July 19, 2007, Verizon Wireless and Broadcom Corporation entered into a license agreement that permits the continued importation and sale by Verizon Wireless of mobile devices that are the subject of the current patent infringement cases between Broadcom and Qualcomm Incorporated before the United States International Trade Commission (ITC) and in federal court.

The agreement allows Verizon Wireless to sell new handsets and other wireless devices that were banned by the ITC’s June 7, 2007 exclusion order. Under the agreement, Verizon Wireless will make payments to Broadcom at a rate of $6.00 for each 1xEV-DO handset, PDA, data card, or other wireless device sold on or after July 19, 2007, subject to a maximum payment of $40 million per calendar quarter and a lifetime maximum payment of $200 million. The agreement provides Verizon a perpetual license to the six Broadcom patents currently being litigated between Broadcom and Qualcomm subject to making the maximum payment and other terms of the agreement. Given the limits of the payments under the agreement, Verizon does not expect that there will be a material effect on Verizon Wireless’s annual results.

As a result of the agreement, Verizon Wireless has ceased its efforts to overturn the ITC’s order.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Verizon Communications Inc.
(Registrant)

Date: July 24, 2007	/s/ Marianne Drost
Marianne Drost
Senior Vice President, Deputy General Counsel and Corporate Secretary